CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of March 7, 2008, between Anthracite Capital, Inc. and BlackRock Holdco 2, Inc. The parties hereto hereby agree as follows:

ARTICLE I: DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Borrower” means Anthracite Capital, Inc., a Maryland corporation.

“Borrowing Base” means, at any time, the product of (a) the product of (i) the number of shares of Carbon Stock then pledged as Collateral pursuant to the Credit Documents and (ii) the Share Price and (b) 0.6.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form attached as Exhibit A.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by law to close; provided that, when used in connection with the Loans when they are bearing interest based on LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Carbon” means Carbon Capital II, Inc., a Maryland corporation.

“Carbon Stock” means any shares in Carbon held by Borrower and pledged to Lender from time to time pursuant to the Credit Documents, which on the date hereof is 76,376 shares.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Collateral” has the meaning set forth in Section 2.7.

“Commitment” means $60,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Consent” means, the Consent and Control Agreement to be executed by Carbon in accordance with Section 5.10 hereof, consenting to the pledge by Borrower of the shares of Carbon held by Borrower.

“Credit Documents” means this Agreement, the Security Agreement, the Consent and any other documents hereafter delivered to Lender by Borrower or Carbon evidencing or securing the Loans or the Collateral.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” means the lawful money of the United States of America.

“Event of Default” has the meaning set forth in Article VI.

“Extension Fee” means 0.25% of the Commitment.

“Fee Letter” means that certain Fee Letter, dated as of February 29, 2008, from Lender to Borrower.

“Final Maturity Date” means (a) March 6, 2009, (b) such later date to which the Final Maturity Date has been extended pursuant to Section 2.2, or (c) such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement, whether by acceleration or otherwise.

“Governing Documents” means, with respect to any person, (a) the articles of incorporation or certificate of incorporation (or equivalent organizational document) of such person, (b) the bylaws (or equivalent governing document) of such person, and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s stock; in each case, as each may be amended, supplemented or otherwise modified from time to time in accordance with their terms and Section 5.8 of this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to loans or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided, however, that the amount of any Indebtedness under this clause (e) secured by any Lien on any particular property shall be limited to the lesser of the fair market value of such property and the amount of all Indebtedness of others secured by Liens on such property), (f) all guarantees by such Person of Indebtedness of others (provided, however, that the amount of any Indebtedness under this clause (f) subject to any particular guarantee shall be limited to the lesser of such person’s maximum liability under any such guarantee and the amount of Indebtedness of others guaranteed by such guarantee), (g) obligations that are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include current accounts payable incurred in the ordinary course of business.

“Intangible Assets” means the excess of the cost over book value of assets acquired, patents, trademarks, trade names, copyrights, franchises and other intangible assets (excluding in any event the value of any residual securities).

“Interest Period” means with respect to any Loan based on LIBOR, the period commencing on the borrowing date for such Loan or on the last day of the immediately preceding Interest Period, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month, two months or three months thereafter; provided, however, that any Interest Period scheduled to end after the Final Maturity Date shall end on the Final Maturity Date; provided further that, with respect to any Interest Period commencing within the one month period immediately preceding the Final Maturity Date, such Interest Period shall have the duration selected by Lender in its sole discretion.

“Lender” means BlackRock Holdco 2, Inc.

“LIBOR” means with respect to any Interest Period, the rate as determined by Lender on the basis of the offered rates for deposits in Dollars for a period coextensive with that Interest Period which appears on the display referred to as “the Reuters Screen LIBOR01” (or any display substituted therefor) of the Reuters U.S. Domestic Money Service transmitted through the Reuters monitor system as being the respective rates at which Dollars would be offered by the principal London offices of each of the banks named thereon to major banks in the London interbank market as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of that Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any Loan made pursuant to Section 2.1(a).

“Margin” means 2.50% per annum.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or prospects of Borrower or (b)  the ability of Borrower to perform any obligations under any Credit Document.

“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other customary exceptions to non-recourse provisions) is contractually limited to specific assets encumbered by a Lien securing such Indebtedness.

“Note” means the Note of Borrower, executed and delivered as provided in Section 2.5.

“Obligations” means any now existing or hereafter arising obligations of Borrower to Lender, whether primary or secondary, direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not, liquidated or unliquidated, arising by operation of law or otherwise under any Credit Document whether for principal, interest, fees, expenses or otherwise, together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding.

“Person” means any natural person, corporation, limited liability company, limited partnership, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” shall mean a fluctuating rate per annum equal to the rate of interest publicly announced by Wachovia Bank, National Association, at its principal office from time to time as its prime rate or base rate. Any change in the Prime Rate shall be effective on the date such change is announced.

“Security Agreement” means the Ownership Interests Pledge and Security Agreement, dated as of the date hereof, executed by Borrower.

“Share Funding Notice” has the meaning set forth in Section 2.14(a).

“Share Funding Price” has the meaning set forth in Section 2.14(a).

“Share Price” means the fair market value of the shares of Carbon Stock as determined by BlackRock Financial Management, Inc., consistent with its method of valuing similar assets.

“Share Purchase Notice” means a written notice delivered to Borrower by Lender indicating Lender’s election to exercise its option to purchase all or a portion of the shares of Carbon Stock then constituting Collateral.

“Share Purchase Price” means the product of (a) the total number of shares of Carbon Stock to be purchased pursuant to a Share Purchase Notice and (b) the Share Price, determined as of the date of the Share Purchase Notice.

“Solvent” means, with respect to any Person and as at the date on which a determination of solvency is to be made, that (i) the present fair saleable value of the assets of such Person is, on such date, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date, (ii) as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature, and (iii) as of such date, such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or mature liability.

“Tangible Net Worth” means, as of a particular date, (i) all amounts that would be included under stockholder’s equity on a balance sheet of Borrower and its consolidated subsidiaries at such date, determined in accordance with GAAP, less (ii) the sum of (A) amounts owing to Borrower and its consolidated subsidiaries from affiliates and (B) Intangible Assets of Borrower and its consolidated subsidiaries.

“Total Recourse Indebtedness” means, for any period, the aggregate Indebtedness (excepting any Non-Recourse Indebtedness) of Borrower and its consolidated subsidiaries during such period.

“Transactions” means the execution, delivery, and performance by Borrower and Carbon of the Credit Documents, the borrowing and repayment of the Loans, the pledge, assignments or grant of the security interests in the Collateral pursuant to the Credit Documents, the payment of interest and fees thereunder and the use of the proceeds of the Loans.

“Unused Fee” has the meaning set forth in Section 2.12.

Section 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

Section 1.3. Specified Times and Dates; Determinations. All times specified in this Agreement shall be determined, unless stated specifically herein to the contrary, on the basis of the prevailing time in New York City. Unless stated specifically herein to the contrary, if any day or date specified in this Agreement for any notice, action or event is not a Business Day, then the due date for such notice, action or event shall be extended to the immediately succeeding Business Day; provided that interest shall accrue on any payments due by Borrower which are extended by the operation of this Section 1.3. Any determination by Lender hereunder shall, in the absence of manifest error, be conclusive and binding.

ARTICLE II: THE LOANS

Section 2.1. Loans.

(a) Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender hereby agrees to make loans to Borrower at any time and from time to time, on any Business Day on or after the Closing Date to the Final Maturity Date, in an aggregate principal amount at any time outstanding not to exceed the lesser of the Borrowing Base and the Commitment. Subject to the foregoing, Borrower may borrow, repay and reborrow the Loans.

(b) Borrowing Procedure. All requests for Loans shall be made by Borrower by delivering a borrowing request substantially in the form attached as Exhibit B to Lender in writing in accordance with the time periods set forth in Section 2.3(f). Such request shall be irrevocable and shall specify (i) the requested borrowing date (which shall be a Business Day), (ii) whether the Loan is to bear interest based on LIBOR or the Prime Rate, and (iii) the amount of such Loan. Each borrowing shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $500,000 in excess thereof.

Section 2.2. Repayment of Loans. Any principal of any Loan not previously paid shall be payable on the Final Maturity Date. No later than 60 days prior to the then current Final Maturity Date, Borrower may request that Lender extend the Final Maturity Date up to a Business Day which is up to 364 days after the then current Final Maturity Date (but such Business Day shall be no later than March 2, 2011). Borrower acknowledges that Lender’s decision shall be made in the sole and absolute discretion of Lender and that Lender shall have no obligation to extend the Final Maturity Date. No later than 30 days prior to the then current Final Maturity Date, Lender shall notify Borrower of Lender’s decision. If Lender fails to so notify Borrower, Lender shall be deemed to have notified Borrower that it shall not extend the Final Maturity Date. If Lender notifies Borrower that it shall extend the Final Maturity Date, the Final Maturity Date shall be extended if, and only if, on the then current Final Maturity Date, each of the conditions specified in Section 4.3 shall be satisfied.

Section 2.3. Interest.

(a) Loans. The Loans shall bear interest on the unpaid principal amount thereof from the borrowing date thereof until payment in full thereof. Interest shall be payable in arrears on (i) in the case of Loans based on LIBOR, the last day of each Interest Period, (ii) in the case of Loans based on the Prime Rate, on the last Business Day of each calendar quarter commencing on June 30, 2008, (iii) the date of each prepayment (on the principal amount prepaid), and (iv) the Final Maturity Date.

(b) Interest Rate. The interest rate for each Loan shall be selected in accordance with Section 2.3(f). The interest rate for each Loan bearing interest based on the Prime Rate shall be equal to the Prime Rate for each such day plus the Margin. The interest rate for each Loan bearing interest based on LIBOR shall be fixed on the first day of such Loan for the entire Interest Period of such Loan and shall be equal to LIBOR for such Interest Period plus the Margin.

(c) Default Interest. After the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, Borrower shall pay on demand, on the principal amount of the outstanding Loans, interest at a rate per annum equal to 3% per annum plus the higher of (i) the Prime Rate and (ii) the interest rate applicable to the Loans.

(d) Maximum Interest Rate. Notwithstanding anything in any Credit Document to the contrary, in no event shall the interest charged under any Credit Document exceed the maximum rate of interest permitted under applicable law. Any payment made which if treated as interest would cause the interest charged to exceed the maximum rate permitted shall instead be held by Lender to the extent of such excess as additional Collateral hereunder and applied to future interest payments as and when such amount becomes due and payable hereunder.

(e) Calculations. Interest shall be calculated on the basis of a year of 360 days. In computing interest on the Loans (or interest on such interest), the date of the making of the Loans shall be included and the date of payment of the Loans shall be excluded.

(f) Interest Rate Options. Borrower may specify in a notice to Lender whether any of the following Loans shall bear interest based on the Prime Rate or on LIBOR, and if LIBOR, the duration of the Interest Period therefor: (i) any Loans being requested pursuant to Section 2.1(b), (ii) any Loans bearing interest based on the Prime Rate which Borrower desires to convert into Loans bearing interest based on LIBOR, and (iii) any Loans bearing interest based on LIBOR for which the Interest Period shall expire prior to the Final Maturity Date. Any such notice shall be delivered to Lender in writing to request, convert or continue a Loan to bearing interest based on (x) LIBOR, within at least four Business Days and (y) the Prime Rate, within at least two Business Days, or, in each case, such shorter period as shall be agreed to by Lender (it being understood that the parties have agreed that the notice periods have been waived for the initial advance on the Closing Date), before the borrowing date, the requested date of the conversion or the expiration of the then current Interest Period, as the case may be. If Borrower shall fail to deliver any such notice or after the occurrence and during the continuation of any Event of Default, Lender may, in its sole discretion, designate whether any Loans or which Loans shall bear interest based on the Prime Rate or on LIBOR, and, if LIBOR, the duration of the Interest Period therefor.

Section 2.4. Prepayment of Loans.

(a) Optional. Borrower shall have the right on not less than four Business Days prior written notice to Lender to prepay the Loans (as designated by Borrower) at any time in whole or from time to time in part; provided that such any prepayment shall be in a minimum amount of not less than $250,000.

(b) Mandatory. (i) If at any time the aggregate principal amount of the Loans outstanding shall exceed the lesser of (A) the Commitment and (B) the Borrowing Base, Borrower shall immediately repay the outstanding Loans to the extent required to eliminate such excess, and (ii) Borrower shall prepay the outstanding Loans to the extent required under Section 7.14.

(c) Breakfunding Costs. In the event Borrower prepays all or any portion of the Loans, whether as a result of acceleration or otherwise, Borrower will pay to Lender, a break funding charge to cover actual loss, cost and expense attributable to such an event (“Breakfunding Costs”). Breakfunding Costs shall be deemed to include but not be limited to an amount determined by Lender as follows: (i) calculate Lender’s remaining interest cost based on (A) LIBOR then applicable to the Loan or Loans being prepaid, times (B) the principal amount of the prepayment, amortized accordingly, times (C) the remaining period of time until the end of the Interest Period applicable to the Loan or Loans being prepaid, dayweighted accordingly; (ii) calculate Lender’s implied reinvestment rate based on (A) the U.S. Treasury rate as of the prepayment date for a period approximately equal to the period from the prepayment date until the end of the Interest Period applicable to the Loan or Loans being prepaid, times (B) the principal amount of the prepayment amortized accordingly, times (C) the remaining period of time until the end of the Interest Period applicable to the Loan or Loans being prepaid, dayweighted accordingly; and (iii) if the amount calculated pursuant to clause (ii) is equal to or greater than the amount calculated pursuant to (i), the Breakfunding Costs will be zero ($0), and if the amount calculated pursuant to (i) exceeds the amount calculated pursuant to clause (ii), the Breakfunding Costs will be calculated using Lender’s discounted cash flow formula to determine the present value of the excess of the amount calculated pursuant to clause (i) less the amount calculated pursuant to clause (ii). Breakfunding Costs shall be payable to Lender on the prepayment date of any Loan to the extent requested by Lender prior to such prepayment date; provided, however, that any Breakfunding Costs which are not determinable or which, for any other reason, are not requested prior to such prepayment date shall be paid by Borrower thereafter promptly upon receipt by Borrower from Lender of a request therefor. Such Breakfunding Costs shall be specified in a certificate delivered by Lender which sets out in reasonable detail the basis therefor.

Section 2.5. Note. The Loans made by Lender to Borrower are not evidenced by Notes on the Closing Date. At any time upon request by Lender, the Loans made by Lender to Borrower shall be evidenced by one or more Notes, duly executed by or on behalf of Borrower, delivered and payable to Lender in an aggregate principal amount equal to the Commitment. Lender shall maintain its records to reflect the amount and date of the Loans and of each payment of principal and interest thereon. All such records shall, absent manifest error, be conclusive as to the outstanding principal amount hereof; provided, however, that the failure to make any notation to Lender’s records shall not limit or otherwise affect the obligations of Borrower to repay the Loans.

Section 2.6. Payments. All payments by Borrower shall be payable on the due date thereof, in immediately available funds in Dollars, without any setoff, counterclaim, withholding or deduction of any kind; provided that payments required pursuant to Section 2.4(b) shall be due 2 Business Days from the date Borrower has knowledge that such payment is required. In addition, each time any payment is not received within 5 days of the applicable due date (other than any payment due on the Final Maturity Date) such missed payment shall be assessed a late charge of 5% of the aggregate amount then due. All payments shall be applied by Lender as follows: first, to the payment of all accrued but unpaid fees, costs or expenses under the Credit Documents; second, to the payment of all accrued but unpaid interest under the Credit Documents; third, to the repayment of then outstanding principal amount of the Loans; and fourth, the balance, if any, to Borrower or to whomsoever may be entitled to such amounts as determined by Lender in its reasonable discretion.

Section 2.7. Collateral. The Obligations of Borrower under the Credit Documents shall be secured by the shares of Carbon Stock as more fully described in the Security Agreement (the "Collateral"). Borrower may at any time reduce the number of shares of Carbon Stock pledged to Lender pursuant to the Security Agreement but only if (a) Borrower shall make a corresponding proportionate reduction to the Commitment and (b) such reduction in the number of shares of Carbon Stock pledged would not cause the Borrowing Base to be less than 115% of the Commitment (after giving effect to the reduction to the Commitment).

Section 2.8. Illegality. If Lender determines at any time that any law or regulation or any change therein or in the interpretation or application thereof makes or will make it unlawful for Lender to maintain the Loans or to claim or receive any amount payable to it hereunder based on LIBOR, Lender shall give advance notice of such determination to Borrower as shall be reasonable under the circumstances, whereupon the Loans shall thereafter bear interest at the Prime Rate.

Section 2.9. Capital Adequacy. If Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law, but if not having the force of law, the compliance with which is in accordance with the general practice of Lender for borrowers similarly situated to Borrower with respect to extensions of credit of the type contemplated by this Agreement) of any such Governmental Authority has or would have the effect of reducing the rate of return on the capital of Lender (or any Person controlling Lender (its “Parent”)) as a consequence of Lender’s obligations hereunder to a level below that which Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 15 days after demand by Lender, Borrower shall pay to Lender (or its Parent, as the case may be) such additional amount or amounts as will compensate Lender (or its Parent, as the case may be) for such reduction. Lender agrees that it will not request payment from Borrower under this Section 2.9 unless it makes a request for payment from all of Lender’s similarly situated customers under provisions of the type described in this Section 2.9.

Section 2.10. Reserved.

Section 2.11. Reduction and Termination of the Commitment. (a) Borrower may, upon at least 4 Business Days notice to Lender, terminate in whole or reduce in part the unused portions of the Commitment; provided that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $500,000 in excess thereof and (b) the Commitment shall be reduced by the purchase amount as determined pursuant to Section 2.14 and Section 7.14.

Section 2.12. Unused Fee. Borrower shall pay to Lender a fee (the “Unused Fee”) of .15% per annum on the daily amount by which the Commitment exceeds the outstanding amount of the Loans. The Unused Fee shall be payable in arrears on each June 30, September 30, December 31 and March 31, commencing June 30, 2008.

Section 2.13. Taxes. (a) Any and all payments made by Borrower hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto to the extent attributable to the Loans or the Collateral, excluding (i) taxes imposed on net income and (ii) all income and franchise taxes of the United States of America, any political subdivisions thereof, and any state of the United States of America, and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). (b) If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. (c) Borrower shall pay and hereby indemnifies Lender from any documentary stamp Taxes in connection with the execution or delivery of any Credit Document. Within 30 days after the date of any payment of Taxes, Borrower will furnish Lender with evidence of payment thereof. Borrower hereby indemnifies Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment pursuant to this indemnification obligation shall be made upon written demand therefor. The obligations of Borrower under this Section 2.13 shall survive the termination of this Agreement.

Section 2.14. Share Funding.

(a) Lender may, at its option, in lieu of funding all or any portion of a Loan requested pursuant to Section 2.1(b), purchase, for cash, shares of Carbon Stock from Borrower. In order to exercise its rights under this Section 2.14, Lender shall deliver written notice (a “Share Funding Notice”) to Borrower, no later than 2 Business Days following receipt of a borrowing notice from Borrower, setting forth Lender’s election to exercise its rights under this Section 2.14 and specifying (i) the amount of the Loan requested by Borrower pursuant to Section 2.1(b) that Lender desires to fund through the purchase of shares of Carbon Stock (such amount, the “Share Funding Price”) and (ii) the date on which Lender desires to consummate such purchase and sale; provided that if the Share Funding Price or the number of shares to be purchased by Lender has not been determined by the date of such requested advance, Lender shall make an interim Loan on the date of such requested advance pursuant to and upon the terms in the borrowing notice, which interim Loan shall be repaid upon consummation of the purchase of the shares of Carbon Stock by Lender pursuant to this Section 2.14(a). If Lender delivers a Share Funding Notice, Borrower shall be obligated to sell to Lender, and Lender shall be required to purchase from Borrower, a number of shares of Carbon Stock determined by dividing (i) the Share Funding Price by (ii) the Share Price (determined as of the date of the Share Funding Notice); provided that Lender may, at any time, prior to consummation of the purchase of the shares of Carbon Stock under this Section 2.14 elect to instead fund all or any portion of the Share Funding Price in accordance with the original Loan request. In the event the number of shares of Carbon Stock are not divisible exactly into the Share Funding Price, the parties shall agree to adjust the Share Funding Price accordingly.

(b) At the closing of the purchase and sale of the shares of Carbon Stock pursuant to Section 2.14(a), Borrower shall promptly take all necessary and desirable actions requested by Lender in connection with the consummation of the purchase and sale of the shares of Carbon Stock pursuant to Section 2.14(a), including the execution of such customary agreements and such instruments (including stock powers or other instruments of transfer) for transactions of this type. Upon consummation of purchase of shares of Carbon Stock hereunder the Commitment shall be automatically reduced by the Share Funding Price.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender on the date hereof and on the date of the making of each Loan that:

Section 3.1. Organization; Powers; Authorization; Enforceability, Etc. (a) Borrower is duly organized or formed, validly existing and in good standing (if and to the extent applicable) under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in every jurisdiction where such qualification is required. (b) The Transactions are within the powers of Borrower and have been duly authorized by all necessary action for Borrower. (c) Each Credit Document to which it is a party has been duly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. (d) The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any applicable law or regulation or the charter, by-laws, trust agreement or other organizational documents of Borrower or any order of any Governmental Authority binding on Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower to the extent that such violation, or such default or right to payment could be reasonably expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of Borrower other than pursuant to the Credit Documents. (e) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) as to which there is a reasonable possibility of an adverse determination or that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Credit Documents, the Collateral or the Transactions. (f) Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, to the extent that any noncompliance therewith could be reasonably expected to result in a Material Adverse Effect. (g) No Default has occurred and is continuing.

Section 3.2. Investment Company Status. Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.3. Security Interests; Certain Information. Lender has a valid and perfected first priority Lien on all of the Collateral and all filings and other actions necessary for the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

Section 3.4. Taxes. (a) Borrower has timely filed or caused to be filed all tax returns and reports required to have been filed (giving effect to any extensions), all such reports were correct and complete in all material respects and Borrower has paid or caused to be paid all taxes required to have been paid by it, except taxes that are being contested in compliance with Section 5.4. (b) Borrower does not intend to and shall not treat the Loans and Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention or treatment, (i) Borrower will promptly notify Lender thereof and (ii) Borrower acknowledges that Lender may treat the Loans as part of a transaction that is subject to Internal Revenue Code Section 6112 and the Treasury Regulations thereunder, and that Lender may file such IRS forms or maintain such lists and other records to the extent required by such statute and regulations. No part of the proceeds of any Loan will be used directly or indirectly in connection with any “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)).

Section 3.5. Solvency. Borrower is Solvent and will be Solvent after giving effect to the Transactions.

Section 3.6. Disclosure. None of the written reports, financial statements, certificates or other written information (other than financial projections and pro forma information) furnished by or on behalf of Borrower to Lender in connection with the negotiation of the Credit Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV: CONDITIONS

Section 4.1. Closing Date. The obligations of Lender to make any Loan to Borrower hereunder shall not become effective until each of the following conditions is satisfied:

(a) Lender shall have received the following documents:

(i) a counterpart of this Agreement executed by Borrower;

(ii) the Security Agreement executed by Borrower;

(iii) a completed Borrowing Base Certificate;

(iv) a certificate of a responsible officer of each of Borrower and Carbon certifying as to its Governing Documents.

(b) Lender shall have received Lien searches against each of Borrower and Carbon indicating that there are no Liens against the Collateral.

(c) Lender shall have received payment of the Commitment Fee described in the Fee Letter, and all other fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

(d) Lender shall have received certification from Borrower that there is no pending litigation or other proceedings, the result of which could reasonably be expected to have a Material Adverse Effect.

(e) Lender shall be satisfied that all necessary consents and approvals with respect to the Transactions shall have been obtained and shall be satisfactory to Lender.

(f) Lender shall be satisfied that there has been no condition that Lender deems to be material and adverse in the business, operations, financial condition or prospects of the Collateral.

(g) Lender shall have received such documents, certificates and legal opinions regarding each of Borrower and Carbon, as requested by Lender and all in form and substance reasonably satisfactory to Lender and its counsel.

Section 4.2. Additional Conditions to Loans. On the date on which each Loan is to be made:  (a) Lender shall have received a request for such Loan executed by Borrower; (b) the representations and warranties set forth in Article III hereof and in any documents delivered herewith, shall be true and correct with the same effect as though made on and as of such date; (c) Borrower and Carbon shall be in compliance with all the terms and provisions contained herein and in the Credit Documents to be observed or performed; (d) Lender shall have received a completed Borrowing Base Certificate reflecting that after giving effect to such borrowing the aggregate amount of the Loans outstanding shall not exceed the lesser of (i) the Commitment, and (ii) the Borrowing Base; and (e) no Default shall have occurred and be continuing.

Section 4.3. Conditions to Extension. On each date on which the then current Final Maturity Date is to be extended pursuant to Section 2.2: (a) no Default shall have occurred and be continuing and (b) Borrower shall have paid the Extension Fee to Lender.

ARTICLE V: COVENANTS

Until the termination of the Commitment and the principal of and interest on the Loans and all fees and other Obligations payable under the Credit Documents shall have been paid in full, Borrower covenants and agrees with Lender that:

Section 5.1. Reporting Requirements. Borrower shall furnish to Lender each of the following:

(a) Within 90 days following the end of each fiscal year, a consolidated balance sheet, an income statement, a statement of changes in shareholders’ equity and a statement of cash flows of Borrower as of the end of such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to Lender, and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified as to the status of Borrower as a going concern or otherwise.

(b) Within 45 days following the end of each fiscal quarter of Borrower (other than the fourth fiscal quarter, in which case 90 days after the end thereof) an unaudited consolidated balance sheet, income statement and statement of changes in shareholders’ equity of Borrower as of the end of such fiscal quarter, all such financial information described above to be in reasonable form and detail and reasonably acceptable to Lender.

(c) Promptly and in no event later than the last day of each calendar month a completed Borrowing Base Certificate as of such day.

(d) Within a reasonable period of time after a request from Lender, such other financial data or information as Lender may reasonably request with respect to any of the Pledged Interests

(e) Within a reasonable period of time after a request from Lender, complete copies of all federal and state tax returns and supporting schedules of Borrower.

(f) Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to Borrower in connection with any annual, interim or special audit of the books of Borrower.

(g) With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of Borrower as Lender may reasonably request.

Section 5.2. Information and Notices. Borrower will furnish or will cause to be furnished to Lender promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower, or compliance with the terms of the Credit Documents, as Lender may reasonably request. Borrower will furnish to Lender prompt written notice of the following:  (a) the occurrence of any Default and (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower, Carbon that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a statement of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3. Books and Records; Inspection Rights; Access. Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will permit any representatives designated by Lender, during normal business hours and upon reasonable advance notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to directly discuss its affairs, finances and condition with its partners or trustees (or its designee), officers and independent accountants, as applicable.

Section 5.4. Existence; Payment of Obligations; Compliance with Laws. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. Borrower will pay its liabilities including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Use of Proceeds. The proceeds of the Loans shall be used by Borrower for working capital and general corporate purposes. No part of the proceeds of any Loan will be used directly or indirectly for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U, or X of the Federal Reserve Board.

Section 5.6. Indebtedness; Liens; Restrictions on Subsidiaries.

(a) Borrower shall not voluntarily repay any Indebtedness prior to its scheduled maturity unless the Loans have been repaid in full and the Commitment has been terminated.

(b) No Obligor shall permit any Liens to exist on the Collateral except Liens created pursuant to the Credit Documents.

(c) The Obligations are at least pari passu with all other obligations of Borrower.

(d) Borrower shall not permit any of its Subsidiaries to agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to, or pay any Indebtedness owed to, Borrower; except for restrictions on dividends and distributions during an event of default under and pursuant to the material agreements of such subsidiary.

Section 5.7. Fundamental Changes. (a) Borrower shall not merge or consolidate with any other Person, or permit any other Person to merge or consolidate with it. (b) Borrower shall not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired). (c) Borrower shall not distribute, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any Collateral except as expressly permitted herein. (d) Borrower shall not enter into any agreement or undertaking restricting its right or ability or the rights or ability of Lender to sell, assign or transfer any of the Collateral or proceeds thereof except as expressly permitted herein. (e) Borrower shall not, and shall not permit Carbon to alter, amend, modify or change its Governing Documents or other organizational documents in any manner which could have a Material Adverse Effect.

Section 5.8. Further Assurances. Borrower shall upon request by Lender (a) promptly correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgement or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuation thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as Lender may require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Credit Documents, (ii) subject to the Liens and security interests created by any of the Credit Documents any of Borrower’s properties, rights or interests covered or now or hereafter intended to be covered by any of the Credit Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Credit Documents and the Liens and security interests intended to be created thereby and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm unto Lender the rights granted or now or hereafter intended to be granted to Lender under any Credit Document. Lender shall upon request by Borrower promptly correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgement or recordation thereof.

Section 5.9. Replacement Financing. Borrower shall use commercially reasonable efforts to obtain other financing, which financing shall be used to repay the Obligations hereunder, reduce the aggregate amount of Loans outstanding pursuant to this Agreement and replace the financing available under the Credit Documents; provided that the Borrower shall not be required to use the proceeds of other financing obtained for other purposes to repay the Obligations hereunder, reduce the aggregate amount of Loans outstanding pursuant to this Agreement or replace the financing available under the Credit Documents.

Section 5.10. Consent. Borrower shall use commercially reasonable efforts to obtain the Consent executed by Carbon.

Section 5.11. Ratio of Total Recourse Indebtedness to Tangible Net Worth. The ratio of Total Recourse Indebtedness to Tangible Net Worth at the end of each fiscal quarter shall not be greater than 3.0:1.0; provided that compliance with this Section 5.11 shall be determined by excluding the assets and liabilities of variable interest entities required to be consolidated under FIN 46R and without giving any effect to any change in or in the interpretation of FAS 140 after the date hereof.

ARTICLE VI: EVENTS OF DEFAULT

Section 6.1. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay any principal of or interest on the Loans when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Section 6.1) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days after the receipt of written notice of the date on which the same shall become due and payable (it being understood that invoices by Lender to Borrower shall constitute such written notice);

(c) any representation or warranty made or deemed made by or on behalf of Borrower in connection with any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification hereof shall prove to have been incorrect in any material respect when made or deemed made;

(d) Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1, 5.5, 5.6, 5.7, 5.8 and 5.11 hereof or Sections 5.2, 5.3, 5.5, 5.6 and 5.12 of the Security Agreement;

(e) Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Credit Document (other than those specified in clause (a), (b), (c) or (d) of this Section 6.1), and such failure shall continue unremedied for a period of 30 days after notice thereof from Lender to Borrower;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any subsidiary or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Borrower or any subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 6.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any subsidiary or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) Borrower or any subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount in excess of (i) in the case of Borrower, (A) $5,000,000, if the net worth of Borrower is less than $250,000,000 or (B) $10,000,000, if the net worth of Borrower is greater than or equal to $250,000,000, and (ii) in the case of any subsidiary, $1,000,000, shall be rendered against Borrower or any subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any subsidiary to enforce any such judgment;

(j) any material provision of any Credit Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so state in writing; or any Credit Document shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or any Lien granted to Lender shall cease to be a perfected first priority Lien, or Borrower shall so state in writing; and

(k) Borrower or any subsidiary shall fail to make any payment on any Indebtedness of Borrower or any subsidiary, or any guaranty obligation in respect of any other Person, and such failed payment shall exceed, in the aggregate, (i) $5,000,000, if the net worth of Borrower is less than $250,000,000 or (ii) $10,000,000, if the net worth of Borrower is greater than or equal to $250,000,000; or any other event shall occur or condition exist under any agreement or instrument of Borrower or any subsidiary relating to such Indebtedness, if the effect of such event or condition is to accelerate, or permit (with the giving of notice or passing of time or both) the acceleration of, the maturity of such Indebtedness;

then, and in every such event (other than an event with respect to Borrower described in clause (f), (g) or (h) of this Section 6.1), and at any time thereafter during the continuance of such event, Lender may by notice to Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (f), (g) or (h) of this Section 6.1, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

ARTICLE VII: MISCELLANEOUS

Section 7.1. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by U.S. mail or sent by telecopy (with confirmed receipt or followed by overnight delivery) to the addresses (or telecopy numbers) set forth on the signature pages hereof. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt or, if mailed, the fifth Business Day following the date so mailed, if earlier. Telecopied notices shall be deemed to have been given on the day of receipt if received on a Business Day before 11:00 am (New York time), and otherwise, on the succeeding Business Day.

Section 7.2. Amendment and Waiver. No alteration, modification, amendment or waiver of any terms and conditions of any of the Credit Documents shall be effective or enforceable against Lender unless set forth in a writing signed by Lender. Without limiting the generality of the foregoing, the making of each Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

Section 7.3. Expenses; Indemnity; Damage Waiver.

(a) Borrower shall pay all reasonable out-of-pocket expenses incurred by Lender, including but not limited to fees and disbursements of counsel for Lender, in connection with the negotiation and preparation of any Credit Documents, any amendments, modifications or waivers of the provisions thereto requested or agreed to by Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), the addition or release of any collateral or the enforcement or protection of Lender’s rights in connection with any Credit Document, including its rights under this Section in connection with the Loans made hereunder or any workout, restructuring or negotiations in respect thereof. Borrower hereby authorizes and directs Lender to pay any legal fees relating to this Agreement from the proceeds of any borrowings hereunder and any accounts of Borrower maintained with Lender.

(b) Borrower shall indemnify Lender and each Affiliate, each director, officer, employee, member, manager, stockholder, partner, agent and representative of Lender and each Affiliate (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect of) and related expenses, including the reasonable fees and disbursements of counsel for any Indemnitee (the “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any actual or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of any Credit Document, the performance of the parties hereto of their respective Obligations thereunder or the consummation of the Transactions or (ii) the Loans or the use of the proceeds therefrom, in each case, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses are determined by a final judgment of a court of competent jurisdiction to have been incurred by reason of gross negligence or willful misconduct of such Indemnitee.

(c) To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the Transactions, each Loan or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor. The Obligations of Borrower under this Section shall survive payment in full of the Loans.

Section 7.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder and any attempted assignment or transfer by Borrower shall be null and void.

Section 7.5. Survival. All covenants, agreements, representations and warranties made by Borrower in any Credit Document and in the certificates or other instruments delivered in connection with or pursuant to any Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of each Credit Document and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under any Credit Document is outstanding and unpaid. The provisions of Section 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 7.6. Right of Setoff. If any amount payable hereunder or under any other Credit Document is not paid as and when due, Borrower hereby authorizes Lender and each affiliate of Lender to proceed, to the extent permitted by applicable law, without prior notice, by right of setoff, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of Lender or such affiliate, at any branch or office, to the full extent of all amounts payable to Lender hereunder or thereunder. Lender shall give prompt notice to Borrower after any exercise of Lender’s rights under the preceding sentence, but the failure to give such notice shall not affect the validity of any of Lender’s actions.

Section 7.7. Severability. Any provision of any Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 7.8. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND CONSENTS TO THE PLACING OF VENUE IN NEW YORK COUNTY OR OTHER COUNTY PERMITTED BY LAW. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT ANY CREDIT DOCUMENT OR INSTRUMENT REFERRED TO HEREIN MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY CREDIT DOCUMENT.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.9. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 7.10.  Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or of any other Credit Document by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or of such other Credit Document.

Section 7.11. No Reliance. Borrower acknowledges that it is making its own independent decision to enter into the transactions under the Credit Documents and has determined that such transactions are appropriate and proper based upon its own judgment and upon advice from such advisers as it has deemed necessary. Borrower acknowledges that it is not relying on any communication (written or oral) from any Indemnitee (as defined in Section 7.3(b)) as investment or tax advice or as a recommendation to enter into such transactions and specifically agrees and acknowledges that any information and explanation relating to the terms and conditions of such transactions shall not be considered investment or tax advice or a recommendation from any Indemnitee to enter into such transactions. No communication (written or oral) from any Indemnitee regarding such transactions shall be deemed to be an assurance or guarantee as to the expected results, benefits, outcomes or characteristics (economic, tax or otherwise) of such transactions. Borrower acknowledges that it is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts, the terms, conditions and risks of such transactions and that it is also capable of assuming and assumes the risks of such transactions. Borrower acknowledges that no Indemnitee is acting as a fiduciary or an adviser to Borrower in respect of such transactions.

Section 7.12. [Intentionally Omitted]

Section 7.13. Power of Attorney. Borrower hereby authorizes and does hereby make, constitute and appoint Lender and legal counsel to Lender, each with power to act separately, as Borrower’s true and lawful attorney-in-fact, to make mutually agreed-upon revisions to each of the Credit Documents including this Agreement and any borrowing notices, as appropriate, and to complete any blanks contained therein, such acts to include completing any blanks contained therein, changing the dates or borrowing amounts, inserting or changing the date of each Credit Document and inserting the account numbers of any accounts in which any Collateral is held. Borrower hereby approves and ratifies all acts of said attorney or designee, and hereby agreed that they shall not be liable for any acts of commission or omission, nor for any error or judgment or mistake of fact or law except for its own gross negligence or willful misconduct. This power of attorney shall be irrevocable as long as any of the Obligations shall be outstanding. Lender may exercise this power of attorney at any time on and after the Closing Date.

Section 7.14. Share Purchase.

(a) Subject to the limitations set forth in this Section 7.14, Lender shall, at any time prior to the Final Maturity Date, have the option to purchase all or any portion of the shares of Carbon Stock constituting Collateral at such time at the Share Purchase Price by delivering a Share Purchase Notice to Borrower, which notice shall specify (i) the number of shares of Carbon Stock that Lender desires to purchase, (ii) the Share Purchase Price of the shares to be purchased and (iii) the date on which Lender desires to consummate such purchase and sale (which date shall be no less than 5 Business Days after the date of the Share Purchase Notice). Subject to the other provisions of this Section 7.14, if Lender delivers to Borrower a Share Purchase Notice, Borrower shall be obligated to sell to Lender, and Lender shall be required to purchase from Borrower, that number of shares of Carbon Stock set forth in the Share Purchase Notice (as the same may be adjusted as provided below); provided that Lender may, at any time prior to the consummation of a purchase and sale of shares of Carbon Stock in respect of a Share Purchase Notice, elect to withdraw such Share Purchase Notice with respect to all or any portion of the shares of Carbon Stock elected to be purchased (without any liability or obligation to Borrower or any other Person), in which case Lender shall have no obligation to purchase the shares of Carbon Stock so withdrawn.

(b) At the closing of the purchase and sale of the shares of Carbon Stock pursuant to this Section 7.14, Borrower shall take all necessary and desirable actions requested by Lender in connection with the consummation of any purchase and sale of the shares of Carbon Stock, including the execution of such customary agreements and such instruments (including stock powers or other instruments of transfer) for transactions of this type. Upon consummation of purchase and sale of shares of Carbon Stock under this Section 7.14: (i) the Commitment shall be automatically reduced by the Share Purchase Price set forth on such Share Purchase Notice and actually paid at the closing; and (ii) the Share Purchase Price actually paid at the closing shall be applied to repay the outstanding Loans and the other Obligations as if Borrower had prepaid such Loans and the other Obligations pursuant to the terms of Section 2.4 hereof.

(c) Notwithstanding anything contained in this Section 7.14 to the contrary, in connection with each and any election by Lender to purchase shares of Carbon Stock under this Section 7.14, in no event will the Share Purchase Price, and the applicable number of shares of Carbon Stock that may be purchased by Lender in connection therewith, exceed the greater of (i) the outstanding Commitment or (ii) an amount which would be required to repay the outstanding Loans and the other Obligations in full, in each case, determined as of the date of the applicable Share Purchase Notice; provided in the event that Lender would be required to purchase one or more fractional shares of Carbon Stock, the parties shall agree to adjust the Share Purchase Price accordingly.

(d) Notwithstanding anything contained in this Section 7.14 to the contrary, in lieu of selling shares of Carbon Stock to Lender pursuant to this Section 7.14 following receipt of a Share Purchase Notice, Borrower may elect to either: (i) prepay, in full, all outstanding Loans and any other Obligations and terminate the Commitment; or (ii) prepay, in full, the outstanding Loans and any other Obligations in an amount equal to the Share Purchase Price and reduce the Commitment by the same amount. If Borrower, after receiving the Share Purchase Notice from Lender desires to exercise its rights pursuant to this Section 7.14(d), Borrower must: (A) deliver written notice to Lender no later than 3 Business Days following the date Borrower receives such Share Purchase Notice (such written notice being irrevocable without the consent of Lender) specifying whether Borrower elects to effectuate the prepayment pursuant to clause (i) or (ii) above; and (B) cause prepayment of the applicable amount to be made to Lender, in full, no later than 10 Business days following delivery of the Share Repayment Notice. Failure of Borrower to meet any of the deadlines outlined in this clause (d) shall result in the automatic forfeiture by Borrower of its right to effectuate a prepayment pursuant to this clause (d) in respect of the applicable Share Purchase Notice.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

ANTHRACITE CAPITAL, INC.

By	/s/ Chris Milner
Name: Chris Milner
Title: Chief Executive Officer

Notice Address:

c/o BlackRock Financial Management, Inc.
40 East 52nd Street
New York, New York 10022
Attn: Richard Shea
Fax: (212) 810-8758

With a copy to:

Anthracite Capital, Inc.
c/o BlackRock Financial Management, Inc.
One PNC Plaza, 19th Floor
249 Fifth Avenue
Pittsburgh, PA 15222
Attn: Janice DeJulio
Fax: (412) 762-4546

and a copy to:

Anthracite Capital, Inc.
c/o BlackRock Realty Advisors
50 California Street
San Francisco, CA 94115
Attn: Herman H. Howerton, Esq.
Fax: (415) 835-0092

LENDER:

BLACKROCK HOLDCO 2, INC.

By	/s/ Ann Marie Petach
Name: Ann Marie Petach
Title: Managing Director

Notice Address:

c/o BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Attn: Ann Marie Petach
Fax: (212) 810-8765

With a copy to:

c/o BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Attn: Robert P. Connolly, Esq.
Fax: (212) 810-3744

EXHIBIT A

BORROWING BASE CERTIFICATE

EXHIBIT B

BORROWING REQUEST